SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                COMMISSION FILE NUMBER 000-22817



                           HARBOR FLORIDA BANCORP, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                               100 S. SECOND STREET
                              FORT PIERCE, FL 34950
                                 (561) 461-2414
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)



                                       NONE
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              (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH
                  A DUTY TO FILE REPORTS UNDER SECTION 13(A) OR
                                  15(D) REMAINS


         PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

    RULE 12G-4(A)(1)(I)        [ X  ]         RULE 12H-3(B)(1)(II)       [    ]
    RULE 12G-4(A)(1(II)        [    ]         RULE 12H-3(B)(2)(I)        [    ]
    RULE 12G-4(A)(2)(I)        [    ]         RULE 12H-3(B)(2)(II)       [    ]
    RULE 12G-4(A)(2)(II)       [    ]         RULE 15D-6                 [    ]
    RULE 12H-3(B)(1)(I)        [    ]

     APPROXIMATE  NUMBER OF HOLDERS OF RECORD AS OF THE  CERTIFICATION OR NOTICE
DATE:

                                       ONE
                      -----------------------------------

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, HARBOR FLORIDA BANCORP, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                                    HARBOR FLORIDA BANCORP, INC.


DATE: _______03/30/98__________       BY:  _______/s/__________________________
                                           DON W. BEBBER
                                           SENIOR VICE PRESIDENT AND
                                           CHIEF FINANCIAL OFFICER